EXHIBIT 99.1

                          THE PEOPLES HOLDING COMPANY


Contact: Jim Gray                              Stuart Johnson
         Executive Vice President              Executive Vice President & CFO
         (662) 680-1217                        (662) 680-1001
         jimg@thepeopleplace.com               stuartj@thepeopleplace.com



                           THE PEOPLES HOLDING COMPANY
                 BOARD INCREASES REGULAR QUARTERLY CASH DIVIDEND


TUPELO, Miss. (May 21, 2003) - E. Robinson McGraw, President and Chief Executive Officer of The Peoples Holding Company (AMEX:PHC), today announced that the Company's Board of Directors has increased the regular quarterly cash dividend to $0.28 from the previous quarterly rate of $0.27 per share. This represents the 17th consecutive annual increase in the cash payout. The dividend is payable on July 1, 2003, to shareholders of record on June 13, 2003.

ABOUT THE PEOPLES HOLDING COMPANY

The Peoples Holding Company is the parent of Mississippi's fourth largest commercial bank headquartered in the state. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the Company also is parent of The Peoples Insurance Agency, Inc. The Peoples Bank has assets of approximately $1.4 billion and operates 40 community bank offices in 27 north and north-central Mississippi cities.